Exhibit 99.2

Transcript of

Homeowners Choice (HCI)

Second Quarter 2009

Conference Call

August 11, 2009

Participants

Executives

Paresh Patel - Executive Chairman -

Francis X. McCahill, III - Chief Executive Officer / President

Richard R. Allen - Chief Executive Officer

Jay Madhu - Vice President of Marketing and Investor Relations

Analysts

Jim Gormley - Anderson and Strudwick

George Burmann - Gunn Allen Financial

Tarek Halal - Raymond James

Presentation

Operator

Greetings ladies and gentlemen and welcome to the Homeowners Choice second quarter earning’s call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Jay Madhu Vice President of Marketing and Investor relations for Homeowners Choice. Thank you, Mr. Madhu, you may begin.

Jay Madhu - VP of Marketing - Homeowners Choice

Thank you. Joining us on this call today is Mr. Frank McCahill, III our Chief Executive Officer, Mr. Richard R. Allen our Chief Financial Officer and Mr. Paresh Patel the Executive Chairman of our Board of Directors. Our earnings news release was distributed this afternoon via Business News Wire and for your convenience has been posted to our website at www.hcpci.com. The webcast of this call can be replayed on our site under the investors tab. I remind you during the course of this conference call, we may make projections and other forward looking statements including assumptions regarding our future revenue growth and profitability. These statements are predications that are subject to risk and uncertainties that may cause actual results to differ materially from our projections. By providing this information we undertake no obligation to update or revise any projections of forward-looking statements whether as a result of new development or other. Please refer to our news release issued today, our registration statements and other filings filed at the Securities and Exchange Commission for additional discussion of risk factors that could cause actual results to differ materially from our current expectations.

Now it is my pleasure to introduce our Chief Executive Officer Mr. Frank McCahill. Frank.

Francis X MacCahill - Chief Executive Officer - Homeowners Choice

Thank you, Jay. Good afternoon all. Welcome to our second quarter earnings call. Today Richard Allen and I will discuss our second quarter earning results and operational activity.

First let me start with an overview of what has been going on in Florida over the last couple of months. As most of you probably know State Farm is planning to exit the state. The Governors Bureau of Legislation that would have allowed State Farm and other larger companies to charge increased rates has not affected that plan. This exit is expected to occur over the next two years and could provide us some opportunities for growth. State Farm presently writes approximately 800,000 Homeowner policies in Florida.

I will just give you a couple of little bullets.

Reinsurance costs as predicted increase on average 15%, Citizens has been approved for average 10% rate increase beginning January 2010, and finally the world’s most renowned meteorologists are predicting a comp hurricane season although there appears to be one blowing off West Africa as we speak.

Comparing our second quarter this year to the same period last year our strategy requiring select policy holders from Citizens, where there is a significant jump in the number of policies to 61,000 at the end of second quarter. There were 19,000 policies same second quarter last year. That is actually down slightly from approximately 64,000 at the end of Q1, which is in line with normal industry turnover and our strategy to refrain from adding new policies during the hurricane season. Based on the assumptions of policies from Citizens in 2008, we saw net premiums earned nearly double quarter-over-quarter. Net income gained 6.8% and our diluted earnings per share was $0.42. Book value per share has risen from $5.42 at the end of the Q4, $6.35 at the end of this year’s first quarter, and to $6.83 at the end of the second quarter. We believe our reinsurance program is more than adequate. Effective June 1, 2009 we purchased 376 million of reinsurance coverage. All of our reinsurance partners are highly rated by AM Best and closely monitored by as to their soundness. While we continue to expect a reduction in the number of policies in the third quarter due to normal turnover we are well positioned both strategically and financially to continue with our plans to pursue substantial growth in the fourth quarter.

With that I would like to introduce our Chief Financial Officer, Richard Allen who will discuss the Q2 earnings in more depth. Richard.

Richard R. Allen - Chief Executive Officer - Homeowners Choice

Thank you, Frank. Welcome everybody. Our gross earned premiums for the three month period were $28,614,000 as compared to $13,008,000 for the same period of 2008. Net earned premiums for the second quarter were $19,615,000 and $9,818,000 for the same period of the prior year. Earned premiums in the quarter reflected significant increase in our policy count over the 2008. We incurred no investment losses due to the current market conditions as the majority of our investment remain in certificates of deposit and money market accounts.

Loss and loss adjustment expenses incurred for the three month period was $12,605,000. Loss and loss adjustment expenses for the second quarter of last year were $4,173,000. The year-over-year increase was as expected and reflects the impact of claim frequency, increase in cash reserves and strengthening of reserves for incurred but not reported losses. As a result our loss rates show increase to 64.26% for the period ended June 30 compared to 42.5% for the prior year. When added to our quarterly expense ratio of 14.46, our combined ratio for the quarter of 2009 is 78.72%. Policy acquisition and other underwriting expenses in the second quarter of 2009 and 2008 were $1.6 million and $1.3 million, respectively. Other operating expenses, which include a variety of general administrative costs, were $1.3 million in the quarter compared to $469,000 in the year-ago period and are reflective of the increase in compensation and benefits related to the growth in our organization. Effective June 1, 2009 as Frank mentioned, we entered into excess catastrophe reinsurance treaties which provide approximately $376 million of coverage where aggregate loss and loss expenses per event during the 2009 and 2010 hurricane season. This compares to a $198 million of coverage for the 2008 hurricane season.

Related premiums for the treaty year June 1, 2009 to May 31, 2010 are expected to be approximately 56 million versus 25 million for the prior year. The increase applicable to 2009 and 2010 is primarily due to an increase in our total insured values and to increases in the rates closed by our reinsures. The three month period ending June 30, 2009 the weighted average diluted shares were $7,239,000 compared to $5,182,000 for the same period of 2008.

In conclusion the net result for the three-month period ended June 30, 2009, our net income was $3 million or $0.42 per diluted share for the comparable period of 2008, net income was $2.8 million or $0.54 per diluted share. Looking at the balance sheet our cash, cash equivalents and investments were $116.9 million and as Frank mentioned our book value has increased to $6.83 from March 30, 2009 and this increased 26% year-to-date. In March of 2009 our board authorized the repurchase up to $3 million of the company’s common shares. As of June 30, we have repurchased approximately 117,000 shares, 110,000 shares of which were purchased in the second quarter.

Thank you. Frank and I are now available for any questions you may have.

Jay Madhu - VP of Marketing & Investor Relations - Homeowners Choice

Thank you, Richard. We will now be conducting a question and answer session. Should you have any questions please feel free to do so.

Operator

If you have any question ladies and gentlemen, please press *1 on your telephone keypad. A confirmation tone will indicate that your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys. Our first question is from the line of Jim Gormley with Anderson and Strudwick. Please go ahead.

Jim Gormley - Anderson and Strudwick

I was just wondering about your reinsurance cost and how that is going to impact you in the future, and then I have another question about the policy growth rate going forward. And where you guys would look for that to come from?

Francis X MacCahill - Chief Executive Officer - Homeowners Choice

Jim this is Frank. As I mentioned reinsurance costs on average increased 15% this renewal, our renewal in June, that by no means was a surprise to us. We had planned for the 15% rate increase and we structured our book of business accordingly. Reinsurance is cyclical. And of course it does affect profitability, but we had planned for the increase and we are where we are. And your second question, Jim?

Jim Gormley - Anderson and Strudwick

Where are you looking for policy growth going forward from here and where do you think it is going to come from?

Francis X MacCahill - Chief Executive Officer - Homeowners Choice

There are a number of options out there Jim. Certainly there are Citizens, which we have taken advantage of over the past two years. There is a voluntary market out there waiting for us to get into, and as mentioned previously there is a potential of an opportunity arising out of one of the larger homeowner insurers in the state planning to exit. So we see a surfeit of opportunities for growth in the near and long-term.

Jim Gormley - Anderson and Strudwick

Okay great, thank you.

Operator

Thank you. Our next question is from George Bermann with Gunn Allen Financial. Please go ahead.

George Bermann - Gunn Allen Financial

Good afternoon and thank you for taking my call.

Francis X MacCahill - Chief Executive Officer - Homeowners Choice

Good afternoon George.

George Bermann - Gunn Allen Financial

I got one quick question regarding the asset base of your company, looking at it from where you are today, what is the capacity for riding policies and would you consider there to be a limit given the current capital?

Richard R. Allen - Chief Executive Officer - Homeowners Choice

George, this is Dick Allen. Based on what we have right now we could probably double in size as far as policy counts.

George Bermann - Gunn Allen Financial

And that will be without any additional equity or warrant exercise?

Richard R. Allen - Chief Executive Officer - Homeowners Choice

No additional funding required.

George Bermann - Gunn Allen Financial

And the only reason you are not doing this immediately is because you are very prudent with your risk strategy?

Richard R. Allen - Chief Executive Officer - Homeowners Choice

We are prudent with risk strategy and we are in the middle of the hurricane season.

George Bermann - Gunn Allen Financial

Excellent. Thank you.

Richard R. Allen - Chief Executive Officer - Homeowners Choice

You are welcome.

Operator

As a reminder ladies and gentlemen, please press *1 to ask a question Our next question is from the line of Tarek Halo from Raymond James. Please go ahead

Tarek Helal - Raymond James Financial Inc.

Good afternoon.

Francis X MacCahill - Chief Executive Officer - Homeowners Choice

Good afternoon Tarek.

Tarek Helal - Raymond James Financial Inc.

First question is on the legislative front. Do you expect any changes to occur in the wind mitigation credit program and also have you applied for a rate increase?

Francis X MacCahill - Chief Executive Officer - Homeowners Choice

Tarek, this is Frank. Do I expect any legislative changes in the wind mitigation credit program, I don’t anticipate any changes in the very near future. I know that there are committees in Tallahassee today studying the adequacy or inadequacy of the wind storm mitigation factors that are regulated by the department. But as respects wind mitigation factors, this has been around really since early in 2007, all companies were aware of the I guess the promulgation of those factors, as early as March and April of 2007, the mitigation factors were due to be implemented in January 2008. So although the same as reinsurance there are an expense that we have anticipated and we built into our plans and I would like to see a change personally in the level of the mitigation factors but at presently the fact of life, and just an issue that we have to deal with, but it is not one that we are not well aware of. The second question was…?

Tarek Helal - Raymond James Financial Inc.

Rate increase.

Francis X MacCahill - Chief Executive Officer - Homeowners Choice

Well, as I had mentioned Citizens has been approved for a 10% rate increase effective January 1, 2010. We are presently in the process of putting together our request for a rate increase, and I think that the fact that Citizens was allowed that 10%, that it may be the beginning of at least some leeway up in Tallahassee, but I do anticipate a more liberal attitude towards rate increases beginning in 2010.

Tarek Helal - Raymond James Financial Inc.

Okay and just one final question on the loss in LAE expenses. How much of that increase from a 42 to the 64 was due to reserve billed versus actual loss experience, any particular factor that elevated that loss experience or I guess this may not be from quarter-to-quarter?

Francis X MacCahill - Chief Executive Officer - Homeowners Choice

One of the major factors was our book of business is now four times bigger than it was a year ago. So therefore you have got to consider that development of IBNR, and the frequency and severity of claims is consistent with prior years.

Tarek Helal - Raymond James Financial Inc.

Okay. Thank you.

Francis X MacCahill - Chief Executive Officer - Homeowners Choice

Thank you, Tarek.

Operator

Thank you. We have another question from the line of George Bergman. Please go ahead.

George Bermann - Gunn Allen Financial

Sorry for the added question, looking at your finances do you have any plans to acquire maybe other insurance companies at this point in time or branch out into other states other than Florida?

Francis X MacCahill - Chief Executive Officer - Homeowners Choice

I will answer that, Bergman. I will say I cannot tell you.

George Bermann - Gunn Allen Financial

You cannot tell me.

Francis X MacCahill - Chief Executive Officer - Homeowners Choice

It is all - we have looked at those potentials on a daily basis, but as far as plans go we don’t have any specific plan in mind at this point in time.

George Bermann - Gunn Allen Financial

However, there are, you would say targets available?

Francis X MacCahill - Chief Executive Officer - Homeowners Choice

Yeah, there are numerous opportunities and numerous targets.

George Bergman

And it is a matter of price.

Francis X MacCahill - Chief Executive Officer - Homeowners Choice

Yes, it always is. Based on the quality of their books.

George Bermann - Gunn Allen Financial

Naturally. Thank you.

Francis X MacCahill - Chief Executive Officer - Homeowners Choice

Thank you.

Operator

We have no other questions in the queue at this time. This concludes today’s teleconference. Thank you for your participation ladies and gentlemen. You may disconnect your lines at this time.